Exhibit 99.1

July 23, 2008

PRIME GROUP REALTY TRUST REPORTS FOURTH QUARTER AND YEAR 2007 RESULTS

CHICAGO, Illinois. July 23, 2008 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced its results today for the fourth quarter and year ended December 31, 2007. Net loss available to common shareholders, after the allocation of $2.25 million in quarterly dividends to the preferred shareholders, was $53.6 million or $226.55 per share for the fourth quarter of 2007 as compared to net income of $56,000 or $0.24 per share for the fourth quarter of 2006. Excluding the non-cash allocation of losses from the June 2007 investment in a membership interest in an entity that owns extended-stay hotel properties, fourth quarter 2007 net loss was $89,000 or $0.38 per share.

Revenue for the fourth quarter of 2007 was $20.5 million, a decrease of $4.1 million compared to fourth quarter 2006 revenue of $24.6 million, primarily due to reduced rental income as a result of the expiration of leases at certain of our properties.

The results of the Company’s operations compared to the fourth quarter of 2006, before minority interest, were affected by:

•	a $50.2 million increase in the non-cash allocation of losses from investments in unconsolidated joint ventures, primarily due to the investment in the entity that owns extended-stay hotel properties, and the foregoing was partially offset by:

•	a $3.1 million decrease in interest expense primarily due to the retirement of debt in 2006;

•	a $1.9 million decrease in the amortization of deferred financing fees attributable to the realization of all deferred financing costs at the time of debt retirement in 2006; and

•	a $1.4 million decrease in real estate tax expense.

Net loss available to common shareholders, after the allocation of $9.0 million in annual dividends to the preferred shareholders, was $53.8 million or $227.48 per share for the year 2007, as compared to $317,000 or $1.34 per share for the year 2006. Excluding the non-cash allocation of losses from the investment in the entity that owns extended-stay hotel properties, net loss was $311,000 or $1.32 per share.

Revenue for calendar year 2007 was $91.0 million, a decrease of $6.4 million from 2006 revenue of $97.4 million, primarily due to reduced rental income as a result of the expiration of two leases at our 330 N. Wabash Avenue property.

The results of the Company’s operations compared to the year 2006, before minority interest, were affected by:

•	a $40.5 million increase in the non-cash allocation of losses from investments in unconsolidated joint ventures, primarily due to the investment in the entity that owns extended-stay hotel properties, and the foregoing was partially offset by:

•	a $5.6 million decrease in interest expense in 2007 primarily due to the retirement of debt in 2006;

•	a $2.2 million decrease in the amortization of deferred financing fees; and

•	a $1.9 million decrease in depreciation and amortization in 2007 primarily due to the expiration of leases in 2006 at which time the tenant related assets became fully depreciated.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns 552 extended-stay hotel properties in operation in 43 U.S. states consisting of approximately 59,000 rooms and three hotels in operation in Canada consisting of 500 rooms. It leases and manages approximately 3.4 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property known as The United Building located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 687 hotels, 18,000 residential units and approximately 29 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300

PRIME GROUP REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Three months	Three months
	ended	ended
	December 31	December 31
	2007	2006
Revenue:
Rental	$11,054	$13,022
Tenant reimbursements	6,498	8,259
Other property revenues	1,808	2,043
Services Company revenue	1,148	1,247

Total revenue	20,508	24,571

Expenses:
Property operations	7,552	6,640
Real estate taxes	3,459	4,933
Depreciation and amortization	7,700	7,861
General and administrative	1,321	1,306
Services Company operations	853	1,168

Total expenses	20,885	21,908

Operating (loss) income	(377)	2,663
(Loss) income from investments in unconsolidated joint ventures	(48,274)	1,949
Interest and other (expense) income	(2,309)	839
Interest:
Expense	(10,263)	(13,330)
Amortization of deferred financing costs	(229)	(2,146)

Loss from continuing operations before minority interests	(61,452)	(10,025)
Minority interests	10,127	12,167

(Loss) income from continuing operations	(51,325)	2,142
Discontinued operations, net of minority interests of $48 and $123 in 2007 and 2006, respectively	–	(1)

(Loss) income before gain on sales of real estate and joint venture interests	(51,325)	2,141
Gain on sales of real estate and joint venture interests, net of minority interests of $(18,651) for 2006	–	165

Net (loss) income	(51,325)	2,306
Net income allocated to preferred shareholders	(2,250)	(2,250)

Net (loss) income available to common shareholders	$(53,575)	$56

Basic and diluted earnings available to common shares per weighted–average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(226.55)	$(0.45)
Discontinued operations, net of minority interests	–	–
Gain on sales of real estate and joint venture interests, net of minority interests	–	0.69

Net (loss) income available per weighted–average common share of beneficial interest – basic and diluted	$(226.55)	$0.24

PRIME GROUP REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Year	Year
	ended	ended
	December 31	December 31
	2007	2006
Revenue:
Rental	$49,019	$53,067
Tenant reimbursements	31,683	34,480
Other property revenues	6,952	7,043
Services Company revenue	3,359	2,806

Total revenue	91,013	97,396

Expenses:
Property operations	29,892	26,985
Real estate taxes	17,888	20,255
Depreciation and amortization	32,700	34,598
General and administrative	6,210	6,393
Services Company operations	2,835	3,972

Total expenses	89,525	92,203

Operating income	1,488	5,193
Loss from investments in unconsolidated joint ventures	(49,687)	(9,145)
Interest and other income	2,961	2,850
Interest:
Expense	(36,610)	(42,183)
Amortization of deferred financing costs	(910)	(3,146)

Loss from continuing operations before minority interests	(82,758)	(46,431)
Minority interests	37,936	54,943

(Loss) income from continuing operations	(44,822)	8,512
Discontinued operations, net of minority interests of $(2,919) and $45 in 2007 and 2006, respectively	26	–

(Loss) income before gain on sales of real estate and joint venture interests	(44,796)	8,512
Gain on sales of real estate and joint venture interests, net of minority interests of $(19,289) for 2006	–	171

Net (loss) income	(44,796)	8,683
Net income allocated to preferred shareholders	(9,000)	(9,000)

Net loss available to common shareholders	$(53,796)	$(317)

Basic and diluted earnings available to common shares per weighted–average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(227.59)	$(2.06)
Discontinued operations, net of minority interests	0.11	–
Gain on sales of real estate and joint venture interests, net of minority interests	–	0.72

Net loss available per weighted–average common share of beneficial interest – basic and diluted	$(227.48)	$(1.34)

PRIME GROUP REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	December 31	December 31
Assets	2007	2006
Real estate:
Land	$89,661	$90,936
Building and improvements	351,782	345,463
Tenant improvements	60,709	49,662
Furniture, fixtures and equipment	1,098	586

	503,250	486,647
Accumulated depreciation	(52,857)	(31,481)

	450,393	455,166
In–place lease value, net	15,035	25,493
Above–market lease value, net	16,396	23,265
	481,824	503,924

Property held for sale	3,691	3,740
Investments in unconsolidated entities	87,741	23,658
Cash and cash equivalents	37,893	60,111
Receivables, net of allowance for doubtful accounts of $1,074 and $402 at December 31, 2007 and 2006, respectively:
Tenant	402	1,018
Deferred rent	9,857	6,200
Other	1,204	2,202
Restricted cash escrows	41,696	43,998
Deferred costs, net	10,939	7,837
Other	639	1,410

Total assets	$675,886	$654,098

Liabilities and Shareholders’ Equity (Deficit)
Mortgage notes payable	$564,877	$450,547
Mortgage notes payable related to property held for sale	3,033	3,148
Liabilities related to property held for sale	165	110
Accrued interest payable	2,106	2,173
Accrued real estate taxes	19,871	21,302
Accrued tenant improvement allowances	10,337	8,849
Accounts payable and accrued expenses	13,102	9,822
Liabilities for leases assumed	3,958	4,962
Below–market lease value, net	7,442	11,868
Dividends payable	2,250	4,500
Other	8,418	7,587

Total liabilities	635,559	524,868
Minority interests:
Operating Partnership	65,040	100,147
Shareholders’ equity (deficit):
Preferred Shares, $0.01 par value; 30,000,000 shares authorized:
Series B – Cumulative Redeemable Preferred Shares, 4,000,000 shares designated, issued and outstanding	40	40
Common Shares, $0.01 par value; 100,000,000 shares authorized; 236,483 shares issued and outstanding	2	2
Additional paid–in capital	109,039	107,639
Distributions in excess of earnings	(133,794)	(78,598)

Total shareholders’ equity (deficit)	(24,713)	29,083

Total liabilities and shareholders’ equity (deficit)	$675,886	$654,098